EXHIBIT 10.50

Master Services Agreement

THIS AGREEMENT (this “Agreement”) is by and between ev3 Inc., a Delaware corporation, with its principal place of business at 4600 Nathan Lane North, Plymouth, MN 55442 (“ev3”), and Micro Therapeutics, Inc., a Delaware corporation with its principal place of business at 2 Goodyear, Irvine, California (“MTI”).

Recitals

A. ev3 is in the business of providing international sales, marketing and distribution services to third parties.

B. ev3 has developed a software implementation in connection with certain commercially available software applications which ev3 uses in connection with its sales, distribution, manufacturing and finance processes (the “ev3 Implementation” as more specifically defined in Section 1.1 below).

B. MTI is in the business of developing, manufacturing and marketing minimally invasive medical devices for the treatment of neurological and peripheral vascular diseases.

C. MTI appointed ev3 International, Inc., a subsidiary of ev3, as MTI’s exclusive sales representative for the marketing and promotion of MTI’s products in certain countries world-wide pursuant to the Sales Representative Agreement signed by them and dated November 16, 2001. MTI (a publicly traded corporation) and ev3 (a privately-held corporation) are each partially owned by a common owner as of the Effective Date of this Agreement.

D. MTI desires to retain the services of ev3 to convert MTI’s distribution, manufacturing and financial processes to the commercially available software used by ev3 and provide MTI access to the ev3 Implementation to enable MTI’s data to be entered and processed resulting in printed product orders, invoices, and reports pursuant to the terms and conditions of this Agreement. ev3 desires to provide such services to MTI pursuant to the terms and conditions set forth in this Agreement.

Agreement

In consideration of the mutual agreements contained in this Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.

ev3 Implementation, Licenses and Services. During the term of this Agreement, ev3 shall provide the licenses and the services described in Sections 1.3 through 1.6 below (collectively the “Services”) to MTI pursuant to the terms and conditions of this Agreement:

1.1

ev3 Implementation. The “ev3 Implementation” shall mean the software implementation and custom reports developed by ev3 in conjunction with the commercially available software applications described on Exhibit A attached hereto (collectively referred to as the “Third Party Software”) which ev3 uses in connection with its sales, distribution, manufacturing and finance processes, including but not limited to entering and printing product orders, invoices, and reports.

1.2	Third Party Software and ev3 Implementation License.

(a)

Pursuant to the Third Party Software license agreements attached hereto as Exhibit A, MTI has the right, as an affiliate of ev3, to use the Third Party Software for its internal business purposes. MTI acknowledges and agrees that it is responsible for compliance with the terms of each of the Third Party Software license agreements, a copy of each of which is attached hereto as Exhibit A.

(b)

ev3 hereby grants to MTI a limited, non-exclusive, non-transferable license to access and use the ev3 Implementation during the term of this Agreement, for use solely in connection with the MTI Database and for MTI’s own internal purposes. The license granted herein shall immediately and automatically terminate upon the termination of this Agreement. MTI acknowledges that the ev3 Implementation is proprietary to ev3 and other third party licensors and that this Agreement does not grant to MTI any rights in the ev3 Implementation or Third Party Software other than the limited licenses granted above and as set forth in Exhibit A. Title to the ev3 Implementation and the Third Party Software, all copies thereof and all rights therein, including all patents, copyrights and trade secrets, will remain vested in ev3 and/or the applicable third party licensor.

(c)

MTI agrees to compensate ev3 for the licenses set forth in this Section 1 and the related annual fees for maintenance and support as set forth in Exhibit B attached hereto. MTI shall not modify, disassemble, decompile, or reverse engineer the Third Party Software or the ev3 Implementation, and MTI shall not attempt to transfer, sell, sublease, assign or rent any of the Third Party Software or the ev3 Implementation or any part or modification thereof or work derived there from. MTI shall not use the Third Party Software or the ev3 Implementation in a time-sharing or service bureau environment. ev3 will advise MTI of the recommended operating environment for successful operation of the Third Party Software and the ev3 Implementation. ev3 does not guarantee the performance of the Third Party Software, but does guarantee that it will be responsive to MTI’s concerns about the performance of the ev3 Implementation as set forth in Section 1.4(b). MTI shall not use the Third Party Software or ev3 Implementation to access any data at ev3, which is not in the MTI Database without ev3’s prior written consent.

1.3

Database Development. ev3 shall use the ev3 Implementation database architecture to develop a database containing MTI’s information concerning MTI’s distribution, manufacturing and finance processes (the “MTI Database”). The MTI Database shall be populated with reference data and transaction data provided by MTI. These data files shall be obtained by, or provided to, ev3 by or on behalf of MTI in the format specified by ev3. The initial data shall be provided to ev3 prior to data conversion.

1.4	Support Services.

(a)

Database Hosting and Service Levels. During the term of this Agreement, the MTI Database shall be maintained at ev3’s data center in Minnesota. ev3 will use commercially reasonable efforts to assure on-line availability to MTI to access the ev3 Implementation to perform functions in support of the Database Services, commensurate with the service levels ev3 maintains with respect to its own use.

(b)

Business and Technical Resources. During the term of this Agreement, ev3 shall make available ev3 employee(s) to address questions raised by MTI relating to the ev3 Implementation and/or Services. Such resources shall be available Monday through Friday during normal business hours, which are generally between 9:00 a.m. and 5:00 p.m. Central Standard Time, excluding nationally recognized holidays. ev3 will provide MTI with a list of contacts to provide support for the ev3 Implementation. Emergency support is available twenty-fours hours per day by calling the MFG/PRO pager at (877) 552-8632, which shall at all times be supported by ev3 personnel. ev3 will provide MTI with reasonable, on-going updates to the contact list and with prior notice of any change in the contact number(s) for after-hours support. The parties acknowledge and agree that although ev3 will use commercially reasonable efforts to address MTI’s service questions and will respond to MTI’s requests with the same sense of urgency it applies to its own requests, ev3 does not guarantee a specific response time.

(c)

System Maintenance. ev3 may, but is not required, to perform system maintenance including database, software and/or hardware upgrades to maintain service levels and as offered by Third Party Software providers. In the event an upgrade is performed either solely at MTI’s request, or solely because it is required to continue to provide services to MTI, MTI shall reimburse ev3 for the costs it incurs. In the event an upgrade is performed by ev3 without request by MTI and in order to improve its own level of operations, ev3 shall bear its own costs. Whenever possible, ev3 shall provide MTI with reasonable prior notice of proposed upgrades or maintenance. MTI has the right to approve or reject system upgrades, such approval not to be unreasonably withheld.

1.5

Backup. During the term of this Agreement, ev3 shall (i) perform a full system backup of the ev3 Implementation and the MTI Database, (ii) maintain a copy of at least one (1) full backup until after the next backup is performed (but shall not be obligated to archive more than the most recent full backup), and (iv) take commercially reasonable steps to maintain data integrity in any backup; provided however, that, notwithstanding anything contained within this Section to the contrary, nothing contained within this Agreement shall be interpreted to make ev3 responsible for loss of the MTI Database or the integrity thereof unless ev3 has not performed its obligations required by this Section in a commercially reasonable manner, and ev3’s failure to conduct the backup in a commercially reasonable manner is the sole and direct cause of any loss, injury or harm resulting from the loss of the MTI Database or integrity thereof.

1.6

Optional Services. In addition to the services described in Sections 1.3 through 1.5, ev3 may also offer and MTI may request, optional services (“Optional Services”). If MTI requests Optional Services offered by ev3, ev3 will prepare a Service Request Form identifying the services requested and the current rates for the services. MTI will indicate acceptance of the services and rates offered by ev3 by signing the Service Request Form and returning a copy of such form to ev3.

2.	MTI Obligations. In addition to the obligations of MTI stated elsewhere in this Agreement, MTI acknowledges and agrees that is shall be responsible for the following:

2.1

Data. MTI shall be solely responsible for the accuracy and integrity of any and all of the data and information provided to ev3 by MTI or MTI’s designees, which includes without limitation, reference data, transmission data and any and all other data and information which relates to its business, customers, products and services, and any other information or data used, inputted, linked or downloaded into the ev3 Implementation or the MTI Database, whether historical, present or future-oriented, and shall indemnify, defend and hold ev3 harmless from and against any and all damages, liability, costs, fees, claims, losses or expenses that directly or indirectly result therefrom.

2.2

Hardware. MTI shall be solely responsible for the purchase, maintenance and repair, of any and all hardware used by MTI in connection with the performance of this Agreement, and shall indemnify, defend and hold ev3 harmless from and against any and all damages, liability, costs, fees, claims, losses or expenses that directly or indirectly result therefrom.

2.3

Communications Equipment. MTI shall be solely responsible for the purchase, maintenance, use and repair of any and all equipment used by MTI in connection with the ev3 Implementation pursuant to this Agreement including without limitation any and all hardware, software, telephones and the like, regardless as to whether such equipment was provided by ev3, and shall indemnify, defend and hold ev3 harmless from and against any and all damages, liability, costs, fees, claims, losses or expenses that directly or indirectly result therefrom.

2.4

Telecommunications Services and Equipment. MTI shall pay all costs of installation and use of telecommunications equipment and services relating to MTI’s access to and use of the ev3 Implementation and Services unless otherwise specified in writing signed by an authorized member of each party.

2.5

Compliance with Law. MTI shall be responsible for ensuring that its use of the ev3 Implementation, the Services and the MTI Database complies with all applicable federal, state and local laws and regulations and MTI shall indemnify, defend and hold ev3 harmless from and against any and all damages, liability, costs, fees, claims, losses or expenses that directly or indirectly result therefrom.

2.6

Training. Training is available from ev3 on the use and application of the ev3 Implementation for MTI’s employees or agents; MTI shall be responsible, in consultation with ev3, for selecting the level and scope of the training ev3 provides to MTI’s employees or agents.

3.	Ownership.

3.1

ev3. All ev3 proprietary software, including but not limited to the ev3 Implementation used in connection with the MTI Database; systems; programs; operating instructions; methods of processing; the structure of the MTI Database;

including without limitation, the data tables and files; the data models, consisting of the design of the MTI Database and of the tables implemented in the MTI Database management system; and, all proprietary information provided by ev3 about its pricing, systems and business plans shall be and remain the sole and exclusive property of ev3.

3.2

MTI. The compiled data in the format it is housed in the MTI Database shall be the property of MTI. However, MTI shall not have the right to sell or otherwise transfer any of the design of the MTI Database and its associated documentation to any other party. Nothing in this Agreement gives ev3 any right, title or interest in any data furnished by or on behalf of MTI to ev3 for inclusion in the MTI Database; provided, however, that ev3 shall not be obligated to return the MTI Database to MTI unless and until it has received full payment in accordance with the terms hereof. MTI hereby acknowledges that it has no rights to the ev3 Implementation except that of usage as permitted herein and that ev3 retains sole right, title, and interest in and to the ev3 Implementation, modifications or extensions thereof, whether made by or on behalf of ev3, however extensive, and that in confirmation thereof, MTI hereby assigns to ev3 any and all right, title and interest it may have in the ev3 Implementation, the Services, and any modifications or extensions thereof. MTI agrees not to remove from the ev3 Implementation any statements appearing therein concerning copyright and/or proprietary rights. MTI further agrees not to contest or challenge in any legal proceedings or otherwise the proprietorship or ownership by ev3 of the ev3 Implementation or its right to use or license the ev3 Implementation.

3.3

Third Party Licensors. All Third Party Software used or provided by ev3 pursuant to this Agreement is and shall remain the property of the applicable Third Party Software licensor pursuant to the terms set forth in the applicable Third Party Software license attached to Exhibit A.

4.	Fees And Payment Terms.

4.1

Fees. In consideration of ev3’s provision of the Services and access to the ev3 Implementation, MTI shall pay to ev3 the Fees set forth on Exhibit B pursuant to the payment terms specified therein. The parties will review the fee schedule on an annual basis and will agree on the fees to be paid for the subsequent year.

4.2

Taxes. In the event that any of the Services ev3 provides to MTI hereunder are subject to sales or use taxation of any kind, MTI shall be responsible to pay all such taxes or to reimburse and indemnify ev3 and hold ev3 harmless from any resulting liability, cost, harm, or loss, including reasonable attorney’s fees and other legal costs. Notwithstanding the foregoing, ev3 agrees to be solely responsible for all taxation and employment levy responsibilities and/or liabilities for its employees related to ev3’s performance hereunder, including but not limited to payment of state and federal income tax, worker’s compensation, FICA and other employment or payroll based taxes; ev3 agrees to reimburse and indemnify MTI and hold MTI harmless from any resulting liability, cost, harm or loss, including reasonable attorney’s fees and legal costs.

5.

Term. The term of this Agreement will commence on October 1, 2002, subject to termination pursuant to Section 6, shall continue for a period of one year. Thereafter, this Agreement will automatically renew for successive one year periods unless either party provides sixty (60) days prior written notice of its intention to terminate.

6.	Termination.

6.1

Voluntary Termination. This Agreement may be terminated by either party by the giving prior written notice of termination at least sixty (60) days. Upon termination, ev3 shall provide the assistance described in Section 6.3.

6.2

Termination For Breach. This Agreement may be terminated by either party at any time if the other party is in material breach of the terms of this Agreement, provided that the non-breaching party gives the other party written notice of the breach, and the breaching party shall have 30 days from and after the date of such written notice in which to cure the breach. Any notice of termination shall specifically state the reason for the termination and the effective date of the termination.

6.3

Effect of Termination. Upon termination of this Agreement, all licenses granted in this Agreement shall automatically and immediately terminate. Each party shall promptly return all materials and property belonging to the other party to such party. ev3 will assist MTI with data migration from the MTI Database upon request, provided that, if MTI terminates the Agreement pursuant to Section 6.1 or ev3 terminates the Agreement for breach pursuant to Section 6.2, MTI shall reimburse ev3 for all costs and expenses incurred in providing such assistance. In the event ev3 terminates the Agreement pursuant to Section 6.1 or MTI terminates the Agreement for breach pursuant to Section 6.2, ev3 shall provide such assistance without further charge to MTI.

6.4

Transition Services Agreement. As soon as practicable after notice of termination, the parties shall begin negotiations to enter into a transition services agreement to cover the terms and conditions of post-termination assistance to be provided by ev3. In the event the parties cannot, after reasonable diligence, agree on the terms and conditions within the notice period, ev3 shall continue to provide maintenance and 24-hour support for an additional thirty days (i.e., for a total of ninety days after termination) to allow the parties to continue to negotiate a transition services agreement.

7.	Representations And Warranties.

7.1	Representations and Warranties of ev3. ev3 hereby represents and warrants that:

(a)	All Services provided by ev3 shall be performed with the reasonable standard of care, skill, and diligence normally provided by professionals in the performance of such Services or similar services;

(b)	It has full power and authority and has taken all action necessary, to enter into and perform its obligations under this Agreement;

(c)	The person executing this Agreement on its behalf is duly authorized and empowered to execute and deliver this Agreement;

(d)	This Agreement constitutes the legal, valid and binding obligation and is enforceable against it in accordance with its terms;

(e)

No consent or authorization of, filing with, or other act by or in respect of any governmental authority, is required in connection with execution, delivery, performance, validity or enforceability of this Agreement; and

(f)	The execution, performance and delivery of this Agreement will not result in either party violating any applicable law or breaching or otherwise impairing any of its obligations.

7.2	Representations and Warranties of MTI. MTI hereby represents and warrants that:

(a)	MTI shall comply with the terms of the Third Party Software licenses attached to Exhibit A;

(b)

MTI’s services, products, materials, data, information and any applications or software used by MTI in connection with this Agreement, specifically including without limitation MTI’s use of the ev3 Implementation and the Services (collectively, “MTI’s Activities”) do not as of the Effective Date, and shall not during the term of this Agreement, operate in any manner that would violate any applicable law or regulation;

(c)

MTI shall not, nor permit or cause any third party, to (i) violate or impair any of ev3’s patents, trade secrets, copyrights, trademarks, service marks, or other proprietary rights, (ii) translate, adapt, modify, decompile, reverse engineer, derive works from, disassemble, unlock, or recreate any component of the ev3 Implementation or Services, nor (iii) pledge, mortgage, hypothecate, encumber or offer as security in any manner any part of this Agreement, any of the rights granted hereunder or any part of the ev3 Implementation or the Services without ev3’s prior written consent, not to be unreasonably withheld;

(d)	It has full power and authority and has taken all action necessary, to enter into and perform its obligations under this Agreement;

(e)	The person executing this Agreement on its behalf is duly authorized and empowered to execute and deliver this Agreement;

(f)	This Agreement constitutes the legal, valid and binding obligation and is enforceable against it in accordance with its terms;

(g)

No consent or authorization of, filing with, or other act by or in respect of any governmental authority, is required in connection with execution, delivery, performance, validity or enforceability of this Agreement; and

(h)	The execution, performance and delivery of this Agreement will not result in either party violating any applicable law or breaching or otherwise impairing any of its obligations.

8.	Intent of Parties, Disclaimer and Limitations of Liability.

8.1

Intent of Parties. Each of the parties acknowledges and agrees that the ev3 Implementation and the Services are intended solely to assist MTI in its efforts to facilitate the management of its data and information regarding its sales, distribution, manufacturing and finance processes and the printing of product orders and invoices.

8.2

DISCLAIMER OF ALL OTHER WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, ALL PRODUCTS AND SERVICES FURNISHED BY ev3 UNDER THIS AGREEMENT ARE FURNISHED BY EV3 AND ACCEPTED BY MTI “AS IS,” WITHOUT ANY WARRANTY WHATSOEVER. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, ARE SPECIFICALLY EXCLUDED AND DISCLAIMED. ev3 DOES NOT WARRANT THAT THE ev3 IMPLEMENTATION, THE THIRD PARTY SOFTWARE, THE SERVICES OR ANY PRODUCTS FURNISHED BY ev3 HEREUNDER WILL MEET MTI’S REQUIREMENTS, THAT THE OPERATION OF THE ev3 IMPLEMENTATION OR THE SERVICES WILL BE UNINTERRUPTED OR ERROR FREE, OR THAT ALL FAILURES OF THE ev3 IMPLEMENTATION OR THIRD PARTY SOFTWARE TO CONFORM TO ev3’S OR MANUFACTURER’S PUBLISHED USER DOCUMENTATION WILL BE CORRECTED. ev3 WARRANTS AND GUARANTEES IT WILL RESPOND TO MTI’S REQUESTS WITH THE SAME SENSE OF URGENCY IT APPLIES TO ITS OWN REQUESTS. IN NO EVENT SHALL ev3 BE LIABLE TO MTI, ANY CUSTOMER, REPRESENTATIVE, OR ANY THIRD PARTY FOR (I) ANY CLAIMS ARISING OUT OF OR RELATED TO THE THIRD PARTY SOFTWARE, (II) ANY CLAIMS ARISING OUT OF OR RELATED TO MTI SUPPLIED SOFTWARE APPLICATIONS, MTI ACTIVITIES OR OTHERWISE, AND (III) ANY LOST REVENUE, LOST PROFITS, REPLACEMENT GOODS, LOSS OF TECHNOLOGY, RIGHTS OR SERVICES, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, LOSS OF DATA, OR INTERRUPTION OF LOSS OF USE OF SERVICE OR OF THE ev3 IMPLEMENTATION, THIRD PARTY SOFTWARE OR MTI ACTIVITIES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER UNDER THEORY OF CONTRACT, TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, EXCEPT AS PROVIDED BY SECTION 9.1.

8.3

Special, Indirect and Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO DAMAGES FOR LOST REVENUES OR PROFITS, LOST GOODWILL, DATA, TIME OR USE, EVEN IF THE PARTIES HAVE

KNOWLEDGE OF THE POSSIBILITY OF SUCH DAMAGES, AND/OR WHETHER SUCH CLAIM OR ACTION IS BASED ON CONTRACT, TORT OR OTHERWISE.

8.4

Limitation of Liability. ev3’S LIABILITY FOR ANY CLAIM OR DAMAGES HEREUNDER, REGARDLESS AS TO THE THEORY ON WHICH SUCH CLAIMS ARE BASED OR DAMAGES ARE ASSESSED, SHALL IN NO EVENT EXCEED THE AGGREGATE AMOUNT OF FEES PAID BY MTI UNDER THIS AGREEMENT DURING THE SIX (6) MONTH PERIOD PRIOR TO THE DATE THE APPLICABLE CLAIM(S) AROSE.

8.5

Notice of Claims. Except for claims under Section 9.1 (which must be made within five (5) days), MTI must notify ev3 in writing of any claim MTI has against ev3 within ninety (90) days of MTI’s knowledge of the claim or such claim shall be barred and MTI waives any right to proceed against ev3 on such claim.

8.6

Basis of the Bargain; Failure of Essential Purpose. MTI acknowledges that ev3 has set its prices and entered into this Agreement in reliance upon the limitations of liability, disclaimers of warranties, and limitations on damages set forth in this Agreement, and that the same form an essential basis of the bargain between the parties. The parties agree that the limitations, exclusions, and disclaimers of liability specified in this Agreement shall survive and apply even if found to have failed of their essential purpose.

9.	Indemnification.

9.1

ev3’s Indemnification of MTI. ev3 agrees to indemnify, defend, and hold MTI harmless from and against all costs, fees, losses, damages, liability and expenses suffered or incurred by MTI as a result of, or which arises from, a claim that MTI’s use of the ev3 Implementation or the Services furnished hereunder infringes the patents, trade secrets, copyrights, trademark, service mark, or other intellectual proprietary rights of any third party. MTI shall be obligated to (i) give written notice to ev3 of any intellectual property infringement claim within five (5) days upon becoming aware of such claim, (ii) tender such claim to ev3 for defense or settlement, and (iii) give to ev3 any and all information and assistance as ev3 may reasonably require to challenge any such claim or to conduct a defense of any action brought. ev3 shall have sole control of the defense and all related settlement negotiations. In the event any portion of the ev3 Implementation or the Services is held or is believed by ev3 to infringe a third party’s intellectual property, copyright or patent, ev3 shall have the option, at its expense, to (i) modify such portion of the ev3 Implementation or the Services to be non-infringing, or (ii) obtain a license sufficient to allow MTI to continue using such portion of the ev3 Implementation or Service. If it is not commercially reasonable to perform any of the above options, then ev3 shall terminate the license for the ev3 Implementation or the Services (or such infringing portion of the ev3 Implementation or Service), as MTI shall designate, and refund an amount equal to the fees paid for such ev3 Implementation or Service, less charges for the previous usage of the ev3 Implementation and the Services based on ten (10) year amortization from the date of acceptance. This Section 9.1 states ev3’s entire liability and MTI’s exclusive remedy for any and all claims of infringement.

9.2

MTI’s Indemnification of ev3. MTI shall indemnify and hold ev3, its affiliates, agents, subcontractors officers, directors and employees harmless from and against all costs, fees, losses, damages, liability and expenses suffered or incurred by ev3 as a result of, or which arises from, a claim brought by or against ev3, its affiliates, agents, subcontractors officers, directors or employees relating to: MTI’s violation of any term of any Third Party Software license agreement attached to Exhibit A, MTI’s violation of any proprietary rights relating to the ev3 Implementation or the Services (except as provided in 9.1), or actions requested or specified by MTI and performed by ev3 hereunder, the manner in which the MTI Database is populated or used by or on behalf of MTI and MTI’s compliance with any law or regulations to which MTI is subject. If any such claim or action is brought against ev3, MTI shall upon ev3’s request, defend said claim or action (or cause same to be defended) at its own expense and, MTI shall pay and discharge any and all liabilities, damages, judgments, costs, and expenses (including reasonable attorney’s fees and court costs) arising out of said defense.

10.	Confidentiality. The parties agree that the Mutual Confidentiality Agreement between the same (the “Confidentiality Agreement”), attached hereto as Exhibit C, is hereby incorporated by reference.

11.

Right of Audit. Upon at least five (5) days advance written notice, which may occur not more frequently than two (2) times each calendar year, ev3 may audit MTI’s use of the ev3 Implementation and Services. Any such audit shall be conducted during regular business hours at MTI’s facilities and shall not unreasonably interfere with MTI’s business activities.

12.	General.

12.1

Relationship of the Parties. The relationship of the parties under this Agreement is and at all times shall remain that of independent contractors. Nothing in this Agreement shall be construed to create a joint venture, partnership, franchise, employment or agency relationship between ev3 and MTI.

12.2

Notices. Any notice, document, or request required to be given or served hereunder may be given or served by sending it by certified mail or nationally recognized overnight carrier to the address of ev3 or MTI as set forth above. Either party may provide written notice to the other of a change of address in the same manner.

12.3	Transfer and Assignment. Neither party may transfer or assign its rights under this Agreement except upon obtaining the other party’s prior written approval.

12.4

Applicable Law. This Agreement and all of its terms, provisions, and conditions shall be governed by and construed under the laws of the State of Minnesota, without reference to conflicts of laws provisions of any jurisdiction.

12.5

Severability. If any sentence, clause, or paragraph in this Agreement is held to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other sentence, clause, or paragraph herein.

12.6

Waiver. No failure or delay by either ev3 or MTI in exercising any right or remedy under this Agreement shall waive any provision of the Agreement, nor shall any single or partial exercise by either ev3 or MTI of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

12.7

Force Majeure. Neither party shall be liable for any consequences or events of force majeure, which shall include (i) acts of God, (ii) acts of war (declared or undeclared), acts of terrorism, insurrection, rebellion or sabotage, (iii) acts of federal, state, local or foreign governmental authorities or courts, (iv) labor disputes, strikes or other industrial action, whether direct or indirect and whether lawful or unlawful, and (v) explosion, fires, flood, earthquakes, catastrophic weather conditions, or any other natural physical disaster.

12.8	Counterparts. The parties agree that this Agreement may be executed in counterparts, all of which when executed and delivered, shall constitute one single agreement between the parties.

12.9	Survival. The obligations and rights set forth in Sections 3, 8, 9, 10, and 12 shall survive the termination of this Agreement.

12.10	Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties and their respective successors and permitted assigns.

12.11

Entire Agreement. The terms of this Agreement and the attached Exhibits are the full and complete expression of the agreement between MTI and ev3 and supersede all prior or contemporaneous agreements or representations, written or oral, concerning the subject matter of this Agreement. No amendment to, or change or discharge of, any provision of this Agreement shall be valid unless in writing and signed by the parties hereto. In the event of any conflict between this Agreement and Exhibit B, this Agreement shall prevail.

Each of the parties, by its signature below, indicates its agreement to be bound by the terms and conditions set forth in this Agreement as of the Effective Date.

Micro THERAPEUTICS, INC.		ev3 INC.

By:	/s/ Tom Wilder	By:	/s/ Paul Buckman

Its:		Its:

EXHIBIT A

LIST OF THIRD PARTY SOFTWARE AND LICENSES

QAD Software License Agreement dated December 18, 2001 as amended.

Option Software License Agreement dated December 15, 2002.

ev3 Inc.	Company
Project Proposal – ERP MTI	Confidential

EXHIBIT B

ERP – MTI Implementation

Project Proposal (v1.0)

Background

ev3 has developed sales, distribution, manufacturing and finance processes in conjunction with an ERP software (MFG/PRO) implementation. ev3 leverages a form generation package (StreamServe) to generate forms (e.g. invoices, purchase orders.) The ev3 Business Intelligence system (under construction) is used for sales and management reporting. Micro Therapeutics (MTI) is interested in converting from their current to the ev3 platform.

Objectives

•	Convert MTI distribution, manufacturing and financials to MFG/PRO by December 1, 2002.

Project Approach

Management Guidelines

•

Do not re-engineer manufacturing, distribution or financial processes. Migrate current business practices to the new platform. Exceptions to this rule are allowed when the re-engineered process is more cost effective to implement than migrating the current process.

•

MTI staff perform majority of project work. Project participants from the Manufacturing, Quality and Finance departments assigned to the project will perform project work and create deliverables (e.g. work instruction documentation.) The same project participants will serve as ‘Super Users’ that are responsible for conducting user training.

•

Resolve issues and make decisions quickly. The project team will email proposal documents (i.e. Situation-Target-Proposal (STP)) to project sponsors and request a speedy response. A non-response is treated as an acceptance of the proposal.

Project Method

The method consists of four steps:

•	Education and training workshops – Interactive sessions involving system and business experts that serve to train Super Users and identify system configuration requirements

•	Conference room pilot – Interactive sessions to test the processes and system configuration

•	User training – End user training facilitated by Super Users

•	Go live support – Active process, training and system support for month following implementation

Business and Functional Requirements

Project Scope

The project team will ensure that all reference data necessary to perform transaction processing is loaded prior to ‘go live.’ Examples of reference data include:

MFG/PRO Menu	Examples
Items and Sites	Inventory locations, product lines, items, costs, list price, contract price

Address and Taxes	Customers, suppliers, sales persons, tax rates, countries

ProjProp ERP MTI v1.0	Page: 1

ev3 Inc.	Company
Project Proposal – ERP MTI	Confidential

Product Structures	Product structure
Routings and Work Centers	Departments, work centers, routings, cost
General Ledger	Entity, account, sub-account, cost center
Manager Functions	Security

The project team proposes to load the following transaction data.

MFG/PRO Menu
Receipts – Unplanned	Load current inventory balance (FG&Raw)
Purchase Order Maintenance	Hand enter open and blanket POs
Dr/Cr Memo	Load orders with open AR
Sales Order Maintenance	Hand enter orders in back order status
Sales Order Maintenance	Hand enter orders for open returns
Work Order Maintenance	Hand enter any WIP
Forecast Maintenance	Load forecast
Budget Maintenance	Load budgets (optional)
Standard Transaction Maintenance	Load account balances for each month end
Accounts Receivable	Hand enter any receipts
Accounts Payable	Hand enter any invoices
Hand enter returns to vendors

The term “hand enter” indicates that the owning party from the business unit is responsible for data entry/conversion. The term “load” indicates that the project team is responsible for data conversion from current business system to MFG/PRO.

No transaction history is loaded to include: Sales orders/invoices, cash receipts, POs, vendor payments, journal entries, work orders, inventory moves etc. The project team configures the system and enters transactions to reflect a cutover (‘snap shot’) view of activity.

System Interfaces

Process to load data provided by Payroll provider into MFG/PRO Finance

No other system-to-system interfaces are required (e.g. bar code readers, FedEx shipping software, other finance, quality, clinical systems.)

Custom Reports

MFG/PRO contains many standard reports that will meet the majority of business needs. The project delivers the following custom forms:

•	Customer Facing – Order Confirmation, Shipping Document, Invoice

•	Vendor Facing – Purchase Order

•	Internal – Work Order Routing Documents

•	Sales Reporting – Create a set of custom sales reports using Crystal reports.

ProjProp ERP MTI v1.0	Page: 2

ev3 Inc.	Company
Project Proposal – ERP MTI	Confidential

Costs

Item	Rate	Hours	Project	Support/Recurring
Software	N/A	N/A	$150,000	$30,000/year
Communications	N/A	N/A		$2,000/month
ev3/Consultants	$100/hr	10w (1700 hrs)	$170,000	$100,000/year
Travel/Expenses			$30,000
Contingency (+/-)			$50,000
Total			$400,000

*	Note: Custom enhancements are billed at time and material.

ProjProp ERP MTI v1.0	Page: 3

EXHIBIT C

MUTUAL CONFIDENTIALITY AGREEMENT